Exhibit 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Mind Medicine (MindMed) Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our notice of articles and amended and restated articles, and any amendments thereto (the “Articles”), each of which are filed as exhibits to the Annual Report on Form 10-K of which this description is a part, and to the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

General

Our share capital consists of an unlimited number of common shares, no par value per share.

Common Shares

Voting Rights

Under the BCBCA, the holders of common shares are entitled to receive notice of and to vote at every meeting of the shareholders of the Company and shall have one vote for each share held at any meeting of the shareholders.

Dividends

The holders of common shares are entitled to receive dividends as and when declared by our board of directors. We have never declared or paid cash dividends on our share capital, and we do not currently intend to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our share capital in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Liquidation

In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of common shares are entitled to share pro rata in the distribution of the balance of our assets.

Rights and Preferences

The holders of common shares have no preemptive, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common shares. There is no provision in our Articles requiring the holders of common shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares may be subject to, and adversely affected by, the rights of the holders of any other series of shares that we may designate in the future.